EXHIBIT 10.22

CONFIDENTIAL TREATMENT REQUESTED

DEPOSIT PROCESSING SERVICES AGREEMENT

THIS DEPOSIT PROCESSING SERVICES AGREEMENT (this “Agreement”) is entered into as of this 22nd day of December, 2011 (“Effective Date”) by and between Urban Trust Bank (“Bank”), a Federal Savings Bank, with its principal place of business at 400 Colonial Center Parkway, Suite 150, Lake Mary, Florida 32746, and Higher One, Inc. (“Higher One”), a Delaware corporation with its principal place of business at 25 Science Park, New Haven, Connecticut  06511.  Higher One and Bank are hereinafter referred to, collectively, as the “Parties,” and individually each as a “Party.”

RECITALS

Bank is a Federal Savings Bank that, among other things, offers and maintains demand deposit accounts for customers.

Higher One is engaged in the business of providing customized product and service programs to educational institutions throughout the United States and to their respective students, faculty, staff, alumni, and other related parties, including but not limited to the delivery of demand deposit accounts with customized features to such parties.

The Parties desire to work together to establish and maintain Bank demand deposit accounts in connection with such customized programs offered by Higher One.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION I.

DEFINITIONS

1.1 Certain Definitions.  As used in this Agreement, the following terms have the definitions indicated.

“Applicable Law” means all applicable federal and state statutes, regulations, judicial decisions, rules, orders and requirements, of a Regulatory Authority as such statutes, regulations, requirements, or orders, may be amended or in effect from time to time during the term of this Agreement.

 “Card” means a debit card or other electronic access device issued by Bank to a Depositor for purposes of accessing the Depositor Account.

 “Depositor” means a current customer of Higher One who has entered into a Depositor Agreement.

“Depositor Account” means a demand deposit account (as defined by Regulation D of the Board of Governors of the Federal Reserve System) that is held by Bank in the name or for the benefit of a Depositor pursuant to a Depositor Agreement.

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***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

“Depositor Agreement” means the agreement that governs the relationship between Bank and a Depositor and prescribes the terms and conditions under which the related Depositor Account is established, maintained and used, and all related disclosures provided with respect thereto.

“Depositor Program” means the administration and processing operation of Depositor Accounts pursuant to the Depositor Agreement.

“FDIC” means the Federal Deposit Insurance Corporation or any successor entity.

“Fees” means all fees and charges generated from the use of the Depositor Accounts, including any Card usage, interchange, and miscellaneous fees.

“Financial Transaction(s)” means a Depositor Account transaction involving the withdrawal of funds from or the deposit of funds to a Depositor Account.

“Graphic Standards” means all standards, policies, and other requirements adopted by Bank from time to time with respect to use of its Marks.

“Higher One Technology” means all proprietary software owned or licensed by Higher One and made available to Bank pursuant to this Agreement.

“Joint Oversight Policies” means the policies and procedures as to be agreed to by the Parties, as may be amended from time to time.

“Mark” means trade names, trademarks, service marks and logos, whether or not registered.

“Material Adverse Effect” means a change, effect, event, or circumstance that would have, individually or in the aggregate, a material adverse change in, as the case may be, the assets, liabilities, financial position, or results of operations, prospects, or business conditions of a Party, taken as a whole.

“Network” means MasterCard, VISA, Cirrus, Plus, and/or any similar electronic payment processing system over which Financial Transactions with respect to Cards are processed.

“Network Rules” means the operating rules of any Network, as may be amended from time to time and provided to Higher One in writing.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“OCC” means the Office of the Comptroller of the Currency.

“Regulatory Authority” means any local, state, or federal agency, office, or supervising entity, or any other authority having jurisdiction over Bank or Higher One, in such a manner as to impact the operations or activity being contemplated under this Agreement.  Without limiting the foregoing, the OCC is a Regulatory Authority.

“Solicitation Material” means all advertisements, brochures, applications, telemarketing scripts, point of purchase displays, packaging, television advertisements, radio advertisements, electronic web pages, electronic web links, and any other type of advertisement, marketing material, or interactive media developed, launched, or distributed for purposes of marketing or promoting a Depositor Program.

“Supervisory Objection” has the meaning set forth in Section 7.2(d).

 “Term” has the meaning set forth in Section 7.1.

“University” means an educational institution wherein Higher One offers its services.

SECTION II.

OBLIGATIONS AND COVENANTS

2.1 General Intent.  It is the intent of the Parties to offer Bank demand deposit accounts to students, faculty, staff, and alumni of Higher One’s various University clients in conjunction with other customized products and services offered by Higher One.  As set forth herein, Higher One, on behalf of Bank, will provide processing and other administrative services at its cost including, but not limited to, customer services, with respect to those Depositor Accounts, and Bank will establish and maintain the Depositor Accounts opened by such customers.

2.2 Commencement of Activities.  The activity discussed in Section 2.1 will not commence until Bank obtains approval of (or non-objection to) such activity from the OCC, upon terms and conditions reasonably satisfactory to Bank, which Bank agrees to pursue promptly upon execution of this Agreement.  Notwithstanding the foregoing, Bank, in its sole discretion, may elect to conduct such activity on a limited “pilot program” basis prior to obtaining such approval or non-objection.  The scope of any such pilot program will be in the sole discretion of Bank and communicated to Higher One.

2.3 Specific Obligations of Higher One.  Upon the commencement of the activity discussed in Section 2.1 in accordance with Section 2.2, Higher One shall be responsible for the following obligations in accordance with Joint Oversight Policies, Network Rules, and Applicable Law.

(a)
Contracts with Universities.  From time to time, Higher One may enter into contracts with Universities to provide services and products to such Universities and/or their students, faculty, staff, alumni, and/or other related parties.  As part of such contracts, and using Solicitation Materials approved by Bank, Higher One shall make available to the Universities and/or their students, faculty, staff, alumni, and/or other related parties the Depositor Program, including Depositor Accounts.  Higher One shall manage such relationships with the Universities on an ongoing basis and shall process any Depositor Accounts under the Depositor Programs.

(b)
Back-Office Operations of Depositor Program.  Higher One, directly or pursuant to contracts with the Third Party Service Providers (as defined in Section 2.3(j) below) approved in writing by Bank, shall provide for all necessary operations of the Depositor Program, including providing customer support, management, financial expertise, staff, and software required to conduct the Depositor Program, excluding all Bank staff, systems, networks, utilities, software, and hardware.  In addition, Higher One shall manage the daily settlements with other bank partners as required to service the Depositor Program.

(c)
Master Account Recordkeeping.  Higher One will make appropriate entries to an account established by Bank for such purpose to reflect the Financial Transactions to the Depositor Accounts and maintain such necessary records to establish a Depositor Account for each individual Depositor with sufficient detail as required by Applicable Law to assist in ensuring that the Depositor Accounts qualify for FDIC insurance.

(d)
Verification of Depositor Identity.  Higher One, in accordance with policies and procedures to be developed by Higher One and approved by Bank in its sole discretion, shall be responsible for the collection and verification of such Depositor information as is necessary to (i) verify Depositor identity and complete appropriate Office of Foreign Assets Control validation; (ii) to satisfy the customer identification program requirements applicable to insured depository institutions found in 31 C.F.R. Chapter X; and (iii) otherwise comply with Applicable Law. For the avoidance of doubt, Bank hereby acknowledges that Higher One’s policies and procedures in place relating to the verification of Depositor identity are approved as of the Effective Date.

(e)
Depositor Account Recordkeeping.  Higher One shall be responsible for the processing of all transactional activity in connection with the Depositor Accounts, including:  (i) ACH and wire transfer transactions initiated at the direction of Depositors; (ii) deposits to Depositor Accounts (via ACH, mail, wire transfers, and direct credits from Universities (including disbursement funds from the Universities to recipients individually identified to Higher One and identified by Higher One to Bank)); and (iii) coordinating and providing support for payments made from Depositor Accounts, including payment by check, debit card, and electronic payment (collectively, “Financial Transactions”).  Higher One shall keep accurate records of the Financial Transactions to comply with the recordkeeping requirements under Section 2.8.

(f)	Check Production and Card Management. Higher One shall be responsible for:

(i)
arranging for the production of all checks and/or Cards provided to Depositors in connection with any Depositor Account, including the manufacturing, printing, and distribution of all checks and/or Cards and the Depositor Agreement related thereto, at its sole risk and expense, identifying Bank as the Card issuer on each Card and the related Depositor Agreement, and including such other names and Marks as may be required to conform to Graphic Standards, Applicable Law, Joint Oversight Policies and the Network Rules;

(ii)	handling and distributing, or having arranging for the handling and distributing of Cards and/or checks as necessary at its sole risk and expense; and

(iii)	managing all security aspects of the Cards, including allowing for Depositors to select and change their personal identification number (PIN) online.

(g)
Document Retention.  Upon the qualification of a potential Depositor by Higher One consistent with Applicable Law, Joint Oversight Policies and Network Rules, Higher One shall retain on behalf of Bank such potential Depositor’s application, all supporting information and documentation, and any reports prepared therefrom, as provided by Applicable Law, the Joint Oversight Policies, and the Network Rules, and shall at all times be made available to Bank in electronic form promptly upon Bank’s request.

(h)	Compliance with Law and Regulation. Higher One shall develop, implement, and maintain internal controls designed to ensure regulatory compliance at all times with Applicable Law.

(i)
Marketing and Advertising.  Higher One shall be solely responsible for marketing the Depositor Program to end users, potential customers and universities at its cost and in accordance with the terms and conditions of this Agreement.

(j)
Management of Third Party Service Provider.  Higher One shall be responsible for the selection and management of third-party service providers to provide outsourced functions in connection with the Depositor Program (each, a “Third Party Service Provider”); provided that Higher One must obtain Bank's written approval prior to using any service provider in the performance of its bank-related obligations under this Agreement.  For the avoidance of doubt, Bank hereby acknowledges that the Third Party Service Providers currently providing bank-related services to Higher One and the corresponding contracts with such parties as listed on Schedule 2.3(j) hereto are approved by Bank as of the Effective Date.

2.4 Specific Obligations of Bank.  Upon the commencement of the activity discussed in Section 2.1 in accordance with Section 2.2, Bank shall perform the following obligations in accordance with the Joint Oversight Policies, Network Rules, and Applicable Law:

(a)
Maintenance of Depositor Accounts.  Bank shall establish, maintain, and administer the Depositor Accounts and perform all related banking services offered to and used by the Depositors under the Depositor Program that are not otherwise the responsibility of Higher One as provided herein.

(b)
Maintenance of the Depositor Program.  Bank shall ensure that all depository services performed in connection with the Depositor Program are separately maintained for the Depositors and the Depositor Program, such as maintaining a separate Routing/Transit number (including working with Higher One and one or more of its existing bank partners to transfer an existing routing number and making commercially reasonable efforts to enter into any required agreements to facilitate the continued use of existing numbers), clearing accounts, and BINs for the Depositor Accounts and Cards.

(c)
Deposit Insurance.  Subject to fulfillment by Higher One of its obligations hereunder, including Section 2.3(c), Bank shall ensure that its FDIC deposit insurance remains in full force and effect so that the Depositor Account of each Depositor qualifies for FDIC deposit insurance in the Depositor’s individual right and capacity, either on a pass-through or direct basis.  Bank shall bear all costs associated with providing this insurance.

(d)
Availability of Checks.  Bank shall process checks in connection with certain Depositor Accounts to be made available to each Depositor through Higher One pursuant to Section 2.3(f), with which Depositors may draw against their Depositor Accounts, and Bank shall honor those checks properly drawn on the Depositor Accounts based on funds available in the Depositor Accounts, all in accordance with any Depositor Agreement.

(e)
Issuance of Cards.  Bank shall: (i) facilitate the issuance of the Cards in accordance with applicable Network Rules; (ii) honor the Card transactions made by Depositors based on funds available in the Depositor Accounts and applicable Network Rules; and (iii) facilitate the pass-through to Higher One of all benefits from Networks (including through incentive agreements or through volume, entered into by Higher One or Bank).

(f)
ATM Sponsorship.  Bank shall (i) sponsor Higher One-branded ATMs as needed and (ii) provide cash for the Higher One-branded ATMs in connection with the Depositor Accounts [***].  Notwithstanding the foregoing, Higher One shall be responsible for all costs incurred by Bank or Higher One in connection with providing the ATM services, including, but not limited to, expenses for ATM-related hardware, cash-carrier expenses and network fees.

(g)
Wire Transfers.  Bank shall provide Federal Reserve Bank services (including wire transfer services) to Higher One and any costs incurred by Bank in connection therewith shall be passed through to Higher One.  Such services shall otherwise be performed in accordance with Bank’s standard terms that are in effect at the time of the transfer.

(h)
Network Membership.  Bank shall use commercially reasonable efforts to obtain and maintain membership in one or more Networks, maintain its BIN, and timely pay all normal fees, dues, and assessments associated therewith, except those fees, dues or assessments arising in connection with the Depositor Program, or incurred as a direct result of Bank’s sponsorship of Higher One (for which Higher One shall be solely responsible).  In addition, Bank shall not be responsible for the payment of any fees, fines, or charges assessed by a Network as a result of the perceived failure of any aspect of a Depositor Program to comply with the Network Rules, payment of which fees, fines, and charges being the obligation of Higher One under this Agreement.  Bank shall also reasonably assist Higher One in securing such Network registration as a marketing or service provider, and such approvals as may be required for Higher One to discharge its obligations under this Agreement, and Higher One shall be solely responsible for all costs related to seeking, obtaining, and holding such approvals.

2.5 Compliance Obligations.  Each Party shall perform its respective obligations under this Agreement pursuant to Applicable Law.  Each Party shall possess and maintain at all times all licenses, permits, approvals, and registrations required by Applicable Law and the Joint Oversight Policies to perform its obligations pursuant to this Agreement.  Each Party, at its own expense, shall be responsible for obtaining any and all regulatory approvals related to the transactions contemplated herein, and shall use its respective best efforts to obtain all such regulatory approvals and cooperate with the other Party to facilitate the procurement of all such regulatory approvals.  Notwithstanding the foregoing, unless expressly provided otherwise herein, Higher One is responsible for ensuring that the Depositor Program complies with all Applicable Laws.

2.6 Handling of Complaints.  Higher One shall promptly notify Bank in writing of any and all complaints received in connection with the Depositor Program from a Regulatory Authority, and shall promptly respond to and resolve such complaints as instructed by Bank.  In

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***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

addition, Higher One shall cooperate with Bank in assessing and evaluating the frequency, nature, or underlying causes for any consumer complaints, and preventing the recurrence thereof.  Each notice regarding a Depositor or third party complaint shall include the name and address of the complainant, a brief summary of the complaint, the date upon which such complaint or inquiry was received, and Higher One’s proposed resolution thereof.

2.7 Approvals of Solicitation Materials.  All Solicitation Materials shall be submitted to Bank in advance for Bank’s prior written approval (which approval (i) may be granted or withheld in Bank’s sole discretion, (ii) shall be provided within two (2) business days and (iii) may not be unreasonably withheld, conditioned or delayed) and, as necessary, the approval of any third parties.  Higher One shall not release, launch, or distribute any Solicitation Materials in any form without having first obtained written Bank approvals.  Notwithstanding the foregoing, the Parties agree that non-material changes to the approved Solicitation Materials including, but not limited to, the name of a University, the logo of such entity and related items shall not require the approval of Bank.  The graphic design of all Cards, and the design and content of all Depositor Agreements, shall be subject to Bank’s prior written approval (which approval (i) may be granted or withheld in Bank’s sole discretion, (ii) shall be provided within two (2) business days and (iii) may not be unreasonably withheld, conditioned or delayed) and the approval of any applicable third parties to the extent expressly required.  Notwithstanding Bank’s approval of the form or content of a Depositor Agreement, Bank shall have the right, in its sole and absolute discretion, from time to time, with reasonable advance notice, if possible, to require alterations to or amendments of, or provide a substitute for, the Depositor Agreement (each a “Revision” and, collectively, “Revisions”) thereof in the event that (i) Bank reasonably determines that Applicable Law, Joint Oversight Policies, or Network Rules require such Revision, (ii) either Party receives any written demand or order from a court, Regulatory Authority, or a Network, mandating that such Revisions must be implemented, or (iii) either Party receives or becomes aware of an actual or threatened legal claim based upon or in any way related to the affected portion of the Depositor Program.  Bank shall notify Higher One in writing of any required Revisions, and, unless otherwise directed by Bank, Higher One shall within the timeframe set forth by Applicable Law (i) incorporate said Revisions into such Depositor Agreement and/or Solicitation Materials as may be distributed thereafter, and (ii) distribute replacement Depositor Agreements incorporating the Revisions to all Depositors who had received prior versions of the Depositor Agreement.  Bank hereby acknowledges that it approves the current version of the Depositor Agreement, which has been provided to Bank as of the date hereof.

2.8 Access to Higher One Reports.  Higher One shall provide Bank direct access to all reports, and such services as Bank requests, to facilitate settlements, balance and reconcile Depositor Accounts, monitor for fraudulent Financial Transactions, comply with Bank’s Bank Secrecy Act and OFAC obligations, and otherwise monitor regulatory compliance.  Higher One shall keep accurate, complete, and up to date records on behalf of Bank of (i) the identity of each Depositor and the steps taken to verify such identity; (ii) all charges, Financial Transactions, and fees that have been made or charged Depositor, and (iii) such other information as may from time to time be required by Bank, the Joint Oversight Policies, or Applicable Law (collectively, the “Required Records”).  Higher One shall retain all Required Records for a minimum time period as mandated by Applicable Law, Joint Oversight Policies or the Network Rules.  All Required Records shall be accurate, and to the extent presenting financial information, kept in a manner that is consistent with accounting standards and designed to accurately present the information set forth therein.  Higher One shall provide Bank access to any and all Depositor Program related records, including, but not limited to, Required Records that Bank reasonably requests in connection with compliance with Bank’s obligations under Applicable Law and/or Joint Oversight Policies.

2.9 Right to Audit.  Bank shall have the right, at its own expense, to conduct periodic audits of Higher One and any Third Party Service Providers.  Bank shall select an independent third-party auditor to conduct such audits. Such audits, in Bank’s and/or the auditor’s discretion, may include an on-site inspection of the respective facilities and a review of documents, contracts, hardware and software systems, security systems, policies, procedures, and books and records of Higher One and such third parties.  Such audits may be conducted during business days upon reasonable advance notice.  Higher One agrees to cooperate with such audit and provide copies or access to such documents, information, and Higher One personnel as reasonably necessary or helpful for the auditor to conduct such audit.  In exercising its rights under this paragraph, Bank and its representatives shall take reasonable steps to avoid disruption of the business of the audited party.  Higher One shall provide to Bank, and shall cause any Third Party Service Provider to provide to Bank, such information as Bank may, at its sole and absolute discretion, request regarding Higher One, the Third Party Service Providers and the Depositor Program, for purposes of performing a periodic due diligence and/or compliance review as permitted by Applicable Law.

2.10 Examination by Regulatory Authorities.  Higher One shall permit, and shall require each Third Party Service Provider to permit, any Regulatory Authority with supervisory authority over Bank to inspect, audit, and examine the facilities, records, and personnel relating to the Depositor Program to ensure compliance with Applicable Law at any time during normal business hours upon reasonable notice.  Higher One shall permit, and shall require each Third Party Service Provider to permit, any such Regulatory Authority to make abstracts of any such records directly pertaining to the subject matter of this Agreement during such an inspection, audit, or examination.

2.11 Other Agreements Not Precluded.  This Agreement shall not preclude Higher One from entering into similar agreements to provide deposit processing services to other banks or financial institutions, nor shall it preclude Bank from providing products or services to providers of other depositor programs generally through Bank’s own marketing efforts or through the marketing efforts of other third parties.  Higher One shall have the right to offer additional products and services to Depositors in Higher One’s sole discretion. Bank may not solicit Higher One’s customers for any services of Bank unless such customers were customers of Bank prior to becoming customers of Higher One. Notwithstanding the foregoing, the Parties acknowledge that this Section shall not preclude general solicitations by Bank such as mass mailing, media, and otherwise not specifically targeted at Depositors, or if the Depositor or their names come to Bank in the normal course of business.

2.12 Joint Program Management Committee.  No later than thirty (30) days after the Effective Date, each Party shall designate up to four (4) individuals (an equal number for each Party as mutually agreed) to serve on a standing joint program management committee (“Joint Program Management Committee”) which shall meet (including through participation by telephone or other electronic means) at least quarterly during the time this Agreement is in effect, at such times and places as the members of the Joint Program Management Committee shall agree.  The initial members of the Joint Program Management Committee shall be designated in writing by each Party, and each Party may change its designated individuals for the Joint Program Management Committee at any time by providing written notice to the other Party from time to time.  The purpose of the Joint Program Management Committee will be to review and discuss the effectiveness of the Depositor Program as a whole and the policies and procedures implemented to ensure compliance with this Agreement, Applicable Law, Joint Oversight Policies, and the Network Rules.  All members of the Joint Program Management Committee shall exercise reasonable diligence and shall cooperate fully with other members of the Joint Program Management Committee in carrying out the purposes and functions of such committee.  Each Party shall pay for its own expenses incurred with respect to its participation in the Joint Program Management Committee.

[***]

SECTION III.

COMPENSATION AND COSTS

3.1 Bank Compensation.  As its sole source of compensation for performance of all obligations pursuant to this Agreement, Bank shall retain any and all revenue it may generate from the investment of the funds held in the Depositor Accounts.

3.2 Higher One Compensation.  As consideration for the processing services and other services Higher One is providing under this Agreement, Bank shall pay to Higher One the fees as set forth on Schedule 3.2.  In addition, Higher One will have the right to retain all revenue generated by or from the Depositor Accounts, including, but not limited to, Fees, interchange and all other miscellaneous revenues (excluding any revenues retained by Bank pursuant to Section 3.1).  Higher One shall also retain all fees, charges, and interchange generated by its ATMs and from its payment processing services.

3.3 Ancillary Services.  Ancillary services required for the Depositor Program, including Federal Reserve Bank fees (including wire transfers) and ATM sponsorship, shall be provided by Bank and any actual costs incurred by Bank therewith shall be passed through to Higher One; provided that such ancillary services shall not generate additional compensation for Bank.  Except as otherwise expressly set forth in this Agreement, any fees and costs incurred by Bank in connection with performing its obligations under this Agreement shall be borne by Higher One on a pass-through basis.

3.4 Charges to Depositors.  Higher One shall be responsible for ensuring that all fees and charges to Depositors in connection with the Depositor Program are in compliance with Applicable Law.  In the event that Higher One seeks to introduce new fees or services to the

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***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Depositors, any such fees or services must first be approved by Bank in writing in its sole discretion.

SECTION IV.

REPRESENTATIONS OF BANK

Bank represents and warrants as follows:

4.1 Organization, Good-Standing and Conduct of Business.  Bank is a banking corporation, duly organized, validly existing and in good standing under the laws of the United States, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted.

4.2 Corporate Authority.  The execution, delivery, and performance of this Agreement have been duly authorized.  No further corporate acts or proceedings on the part of Bank are required or necessary to authorize this Agreement.

4.3 Binding Effect.  When executed, this Agreement will constitute a valid and legally binding obligation of Bank, enforceable against Bank in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally; (ii) laws relating to the safety and soundness of depository institutions; and (iii) general principles of equity.

4.4 Non-Contravention and Defaults; No Liens.  Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in a violation of, termination of, or acceleration of the performance provided by the terms of, any agreement to which Bank is a party or by which it may be bound; (ii) violate any provision of any law, rule or regulation; or (iii) violate any provisions of Bank’s Articles of Incorporation or Bylaws.

4.5 Necessary Approvals.  Except for receipt of any required regulatory approvals (which approvals, if any, are determined by Bank to be required, will be obtained by Bank prior to consummation of the transactions contemplated herein), no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Bank in connection with the execution and delivery of this Agreement or the consummation by Bank of the transactions contemplated hereby.

4.6 Liabilities and Litigation.  There are no claims, actions, suits or proceedings pending or, to Bank’s knowledge, threatened against Bank, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect on the business or operations of Bank, and Bank knows of no basis for any of the foregoing.  There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Bank or to which Bank is subject.

4.7 Disclosure.  Neither Bank nor any principal of Bank has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Bank or any principal thereof.  For purposes of Section 4.7, the word “principal” shall include any executive officer or director of Bank.

4.8 FDIC Insurance.  As of the Effective Date and during the term of this Agreement, Bank is FDIC-insured to the maximum extent permitted under Applicable Law.

4.9 Well-Capitalized.  As of the Effective Date and during the term of this Agreement, Bank is designated “Well Capitalized” under the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and all regulations and guidelines with respect thereto.

4.10 Durbin Amendment.  As of the Effective Date, Bank (a) has less than and (b) does not intend to have in excess of $10 billion in consolidated net assets so as to qualify for the small issuer exemption pursuant to the applicable rules of the Durbin Amendment of Dodd–Frank Wall Street Reform and Consumer Protection Act 12 C.F.R 235.

4.11 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BANK DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE.

SECTION V.

REPRESENTATIONS OF HIGHER ONE

Higher One represents and warrants as follows as of the date hereof:

5.1 Organization, Good-Standing and Conduct of Business.  Higher One is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all necessary governmental and regulatory authorization to own its properties and assets and to carry on its business as it is presently being conducted, except where lacking authority or authorization would not have a Material Adverse Effect on Higher One or its ability to perform its obligations under this Agreement.  Higher One is a duly appointed agent of each Depositor with authority to transfer the deposits to Bank for the purpose of establishing the Depositor Accounts as contemplated in this Agreement.

5.2 Corporate Authority.  The execution, delivery, and performance of this Agreement have been duly authorized.  No further corporate acts or proceedings on the part of Higher One are required or necessary to authorize this Agreement.

5.3 Binding Effect.  When executed, this Agreement will constitute a valid and legally binding obligation of Higher One, enforceable against Higher One in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally and (ii) general principles of equity.

5.4 Non-Contravention and Defaults; No Liens.  Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Higher One is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Higher One, or (iv) violate any provisions of Higher One’s Certificate of Incorporation or Bylaws.

5.5 Necessary Approvals.  No consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Higher One in connection with the execution and delivery of this Agreement or the consummation by Higher One of the transactions contemplated hereby.

5.6 Liabilities and Litigation.  Except as disclosed by Higher One in writing to Bank, there are no claims, actions, suits, or proceedings pending or, to Higher One’s knowledge, threatened against Higher One, at law or in equity, before or by any Federal, state, municipal, administrative, or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect on the business or operations of Higher One (including its ultimate ownership and operation of the Operation), and Higher One knows of no basis for any of the foregoing.  There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Higher One or to which Higher One is subject.

5.7 Disclosure.  Neither Higher One nor any principal of Higher One has been subject to any administrative or enforcement proceedings commenced by any Regulatory Authority, or any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of  Higher One or any principal thereof.  For purposes of Section 5.7, the word “principal” shall include any executive officer or director of Higher One.

5.8 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, HIGHER ONE DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND THOSE ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE.

SECTION VI.
CONFIDENTIALITY; DATA PROTECTION; INTELLECTUAL PROPERTY

6.1 General.  It is expected that the Parties will disclose to each other certain information, which may be considered confidential or proprietary (“Confidential Information”), and each Party recognizes the value and importance of the protection of the other’s Confidential Information.  All Confidential Information owned solely by one Party and disclosed to the other Party shall remain solely the property of the disclosing Party, and its confidentiality shall be maintained and protected by the other Party with at least the same effort used to protect such other Party’s own confidential information of a similar nature.  Except to the extent required by this Agreement, each Party agrees not to duplicate in any manner the other’s Confidential Information or to disclose it to any third party or to any of their employees not having a need to know for purposes of this Agreement.  Each Party further agrees not to use the other’s Confidential Information for any purpose other than the implementation of this Agreement.  This confidentiality provision extends to all information (whether oral, written, electronic, or otherwise) provided by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant hereto.  Confidential Information includes, without limitation, software, data, prototypes, design plans, drawings, financial information, or other business and/or technical information, whether disclosed before or after the date of this Agreement.  In addition, without limitation, and any provision to the contrary in this Agreement notwithstanding, the names of, and any and all information regarding the Depositor Accounts or other accounts belonging to, Depositors and potential Depositors is, and for all purposes shall be deemed to be, Confidential Information belonging to both Parties as permitted by Applicable Law, subject to Bank’s rights to use such information according to the terms of this Agreement.  Except as otherwise provided herein, Confidential Information shall not include (i) information that is now in the public domain, or that later enters the public domain, through no action or inaction of the Receiving Party, (ii) information that the Receiving Party can demonstrate was already in its possession at the time of its disclosure hereunder other than through disclosure by the Disclosing Party, (iii) information subsequently and independently developed by the Receiving Party without reference to, or the use of, any Confidential Information, or (iv) information that is lawfully received from a third party that is known not to be prohibited by law or agreement from disclosing the same.  The Parties hereby acknowledge that Higher One may elect to request confidential treatment of certain provisions of this Agreement from the Securities and Exchange Commission including, but not limited to, the pricing related provisions and exhibits as permitted by law and that the Parties will cooperate in order to effect such request.

6.2 Confidentiality Obligations.  Each Receiving Party shall hold Confidential Information received by it in the strictest of confidence and shall not disclose it to any person or entity, other than the Receiving Party’s officers, directors, employees, third  party service providers, agents, consultants and legal advisors (collectively, “Representatives”), without the Disclosing Party’s prior written consent.  The Receiving Party shall share Confidential Information received hereunder only with those of its Representatives as are necessary to enable the Receiving Party to accomplish the purposes of this Agreement, and then only after advising such Representatives of the requirements of this Section and obtaining their agreement to abide herewith as if they were original parties hereto.  The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

6.3 Ownership of Confidential Information.  All Confidential Information and all documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past, or prospective customers, vendor proposals, invitations to submit proposals, price lists and data relating to the pricing of products and services, records, notebooks, and all other materials containing Confidential Information or information about concepts or ideas developed by or for a Disclosing Party (including all copies and reproductions thereof) that come into a Receiving Party’s possession or control, whether prepared by the Disclosing Party or others:  (i) are the property of the Disclosing Party, and (ii) shall not be used by the Receiving Party in any way other than in connection with fulfilling the purposes of this Agreement.

6.4 Return of Confidential Information.  Upon the written request of a Disclosing Party, which may be made at any time or from time to time, a Receiving Party shall, and/or shall cause its Representatives to, promptly return or destroy all Confidential Information provided by the Disclosing Party without retaining any copies, summaries or extracts thereof except (i) as may otherwise be required to be retained pursuant to Applicable Law and the Network Rules and (ii) transaction history documents of the Depositors.  In the event of such written request by a Disclosing Party, all documents, analyses, studies, or other materials prepared by the Receiving Party or its Representatives that contain or reflect Confidential Information shall be forwarded to the Disclosing Party and no copies thereof shall be retained except as may otherwise be required to be retained pursuant to Applicable Law.  Notwithstanding the foregoing, the Parties agree that (i) Higher One owns and control any and all documents, Confidential Information, and similar non-bank related information obtained through its relationships with Universities as well as the Higher One Technology and shall not be required to return or destroy such information and (ii) both Parties shall have the right to retain a copy of transaction history documents of the Depositors.

6.5 Required Disclosures.  Should a Receiving Party learn that it or its Representatives may or will be legally compelled to disclose Confidential Information (whether by interrogatories, subpoenas, civil investigative demands, or otherwise) provided by a Disclosing Party hereunder, or should a Receiving Party or its Representatives be requested to disclose such Confidential Information by a governmental authority or agency, the Receiving Party shall promptly notify the Disclosing Party.  In addition, the Receiving Party shall inform the Disclosing Party of any developments with respect to such compulsion or request.  When time is of the essence, the Receiving Party may provide notice or updates orally, but must follow these communications with written summaries.  The Receiving Party shall cooperate with the Disclosing Party to enable the Disclosing Party to obtain a protective order or other similar relief.  If, in the opinion of legal counsel and in the absence of a protective order or waiver, the Receiving Party and/or its Representatives are legally compelled to disclose Confidential Information, the Receiving Party and/or such Representatives shall disclose only so much of the Confidential Information as is legally required.  In any such event, the Receiving Party shall use its good faith efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment to the greatest extent possible.

6.6 Injunctive Relief.  Each Party acknowledges that remedies at law may be inadequate to protect the other against actual or threatened breach of the provisions of this Section VI.  Without prejudice to any other rights and remedies available to a Party hereunder, each Receiving Party hereby consents to the granting of injunctive relief in the Disclosing Party’s favor, without proof of actual damages, in the event of an actual or threatened breach hereof with respect to Confidential Information provided by such Disclosing Party.

6.7 Consumer Information and Program Security.  Each Party acknowledges that Applicable Law, including but not limited to the Gramm-Leach Bliley Act of 1999, as amended, and the regulations promulgated thereunder (the Act and the regulations, collectively, the “GLB Act”) impose certain obligations on financial institutions with respect to the confidentiality of customer data (collectively, “Protected Information”).  Regardless of whether Higher One and/or its Representatives are otherwise subject to the GLB Act and other Applicable Law, Bank and Higher One and each of their respective Representatives shall fully comply with all requirements of the GLB Act and other Applicable Law with respect to any Protected Information received or accessed in connection with the Program.

6.8 Security Measures.  Each Party represents and warrants to the other Party that it has implemented, and shall continue to implement, support, and maintain, security measures that meets industry standards to secure against unauthorized access and/or damage to Depositor information and other Protected Information (collectively, the “Security Measures”).  Higher One shall provide Bank with copies of written policies of Higher One regarding the safeguarding the security of Protected Information promptly upon Bank’s request, which shall be subject to Bank’s approval and modifications as required by Bank.  In addition to any other Security Measure, Higher One and Bank shall maintain an Identity Theft Prevention Program (the “IDTP”) designed to detect, prevent, and mitigate identity theft in connection with the Depositor Program.  The IDTP shall be designed to comply with the provisions of Applicable Law and the Joint Oversight Policies, including, but not limited to, the federal banking agencies’ Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation, 12 C.F.R. Part 30, App. B.

6.9 Breach.  Subject to the terms below regarding breaches with respect to Protected Information, Higher One and Bank agree to promptly notify the other Party by telephone as soon as possible after verification in the event either of them becomes aware of any intrusion, security breach, unauthorized access to, or disclosure or use of any Protected Information that materially affects the security and integrity of such Protected Information and promptly inform the affected Party of the nature of the security breach, material incursion, or intrusion, what Protected Information has been or may be compromised, and the extent, if any, that such Protected Information has been or may be compromised.  In such a case, Higher One or Bank, as applicable, will provide an appropriate response in consultation with the other Party, which may include notification of Depositors and/or law enforcement, and any other acts required by Applicable Law. Higher One or Bank, as applicable, shall keep the other Party informed of the corrective measures taken and the time for completing such corrective measures.

6.10 Disaster Recovery.  Each Party shall prepare and maintain appropriate disaster recovery, business resumption, and contingency plans in compliance with Applicable Law, and reasonably acceptable to the other Party.  Such plans shall be sufficient to enable the Party to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of such Party’s facilities or operations, utility or communication failures, or similar interruptions of operations, or of any necessary third party.  Each Party shall deliver to the other Party copies of all such disaster recovery, business resumption, and contingency plans, and shall make available to the other Party copies of any changes thereto upon request.  Each Party shall regularly test disaster recovery, business resumption, and contingency plans as it deems reasonably appropriate and prudent in light of the nature and scope of the respective Party’s activities and operations and its obligations hereunder.  Such testing shall be conducted no less frequently than once per calendar year, and each Party shall promptly provide the other Party with the results thereof upon request.

6.11 Intellectual Property Ownership and Licenses

(a)
Except for the licenses and other rights set forth in this Agreement, each Party retains all right, title, and interest in and to the intellectual property rights owned by it, and neither Party is granted any right, title, or interest in or to the other Party’s intellectual property rights.

(b)
In connection with the Depositor Program, either Party (the “Licensor”) may grant the other (the “Licensee”) a non-exclusive, limited, royalty free license to use and reproduce certain Marks owned by the Licensor to the extent necessary to enable the Licensee to perform its obligations in accordance with this Agreement.  The Licensee shall only use such Marks (i) in a manner that will not dilute the value of such Mark, and (ii) in strict compliance with Applicable Laws, Joint Oversight Policies, Network Rules, and this Agreement.  Any license granted hereunder shall be subject to any applicable usage and style guides or limitations as from time to time provided by the Licensor.  Except as specifically set forth in this Subsection, no right, title, license, or interest in any Marks shall be granted to the Licensee or shall be deemed to have been acquired by the Licensee by virtue of this Agreement.  Prior to using a Mark licensed hereunder, the Licensee shall provide written notice to the Licensor (a “Use Notice”) setting forth exemplars of the intended design and a description of the intended use.  Within five (5) calendar days of receipt of a Use Notice, Licensor shall either approve the design and allow use, or identify the reason for withholding its approval.  In the event that use is not approved, the Parties shall cooperate to find an acceptable design and/or use.  Licensee may not sublicense any use of the Marks of Licensor without the prior written consent of Licensor in each instance.  Any use of the Marks by Licensee (or any permitted sub-licensee) and any goodwill associated therewith shall inure to the benefit of Licensor.

SECTION VII.

TERM AND TERMINATION

7.1 Term.  The initial term of this Agreement shall be five years from the Effective Date, and shall renew automatically for additional three year terms unless either Party gives written notice of non-renewal 180 days prior to the expiration of the then-current term; provided, however that this Agreement may be terminated prior to the end of the initial term or any such renewal term as set forth in Section 7.2 (“Term”).

7.2 Termination.  This Agreement may be terminated prior to the end of a Term under the following circumstances:

(a)	at any time upon the written agreement of the Parties, specifying a mutually agreed termination date;

(b)
by Higher One, without cause, upon providing Bank with at least 270 days' prior written notice before specified termination date (the "Termination Notice Date"); provided that such termination shall not be effective until Higher One pays Bank an early termination fee which is equal:

(i)	[***] (the “Base Amount”);

(ii)
multiplied by the prevailing annual percentage yield (APY) rate available to Bank as of thirty (30) days before the specified termination date for a brokered certificate of deposit with a maturity period comparable to the time period between the specified termination date and the end of the Term;

(iii)	divided by twelve (12) months; and

(iv)	multiplied by the number of months remaining during the period between the specified termination date and the end of the Term (the “Early Termination Fee”).

(c)
by either Party upon the breach by the other Party of any material terms of this Agreement, if such breach is not cured by the breaching Party within 30 days after receipt of notice thereof from the non-breaching Party;

(d)
by either Party in the event of a Supervisory Objection (as defined below) that, after going through the process described below, in either Party’s good faith judgment requires such Party to terminate its obligations under this Agreement, such Party may terminate this Agreement upon sixty (60) days written notice to the other Party or such shorter notice as may be required by a Regulatory Authority; provided, however, that in the event either Party becomes aware of a Supervisory Objection, such Party shall, as soon as reasonably practicable and prior to any termination by it of this Agreement, (i) provide the other Party, to the extent permitted by Applicable Law, with a written certification from an officer of the Party summarizing such Supervisory Objection and (ii) with the reasonable cooperation of such other Party, use its commercially reasonable efforts to respond to and challenge any such Supervisory Objection, including, if necessary, proposing and implementing mutually agreed upon

    _________________________

***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

modifications to the Depositor Program that will satisfy the Regulatory Authority.  If the Parties cannot address the Regulatory Authority’s concerns to its satisfaction or the expenses associated in connection with implementing modifications necessary to satisfy the Regulatory Authority will not be commercially practical for either Party, this Agreement may be terminated in accordance with the foregoing.  As used herein, “Supervisory Objection” means (i) an objection raised by an employee of a Regulatory Authority having the designation of examiner-in-charge or higher and having supervisory authority over a Party that expresses the Regulatory Authority’s opinion, in writing, that one or more provisions of this Agreement or the Depositor Program constitutes a material violation of Applicable Law, is unsafe or unsound, or is otherwise unfair, deceptive, or abusive, (ii) a memorandum of understanding with a Regulatory Authority, or (iii) any cease-and-desist or other similar formal order of a Regulatory Authority;

(e)
by Higher One, immediately upon written notice should Bank or its affiliate become subject to caps on interchange transaction fees because Bank or its affiliate has more than $10 billion in consolidated net assets resulting in Bank no longer qualifying for the small issuer exemption pursuant to the applicable rules of the Durbin Amendment of Dodd–Frank Wall Street Reform and Consumer Protection Act 12 C.F.R 235;

(f)
by Bank, upon 270 days’ prior written notice to Higher One upon any change to, enactment of, or interpretation of, Applicable Law that Bank reasonably determines, in good faith, would make its continued provision of the services hereunder commercially impracticable; provided that Bank shall pay Higher One a termination fee equal to the actual and reasonable associated costs of Higher One to transfer the Depositor Accounts to another financial institution; or

(g)
by Bank, immediately upon written notice to Higher One, in the event the Bank is unable to procure the OCC’s approval or non-objection to this Agreement within ninety (90) days from the Effective Date, despite the Bank’s good faith and reasonable efforts.

7.3 Effect of Termination or Expiration.  In the event of termination or expiration of this Agreement by any Party:

(a)	Any undisputed amounts due and owing from one Party to the other shall be promptly paid in full; and

(b)
Sections I, 2.3(e), 2.3(g), 2.8, III (to the extent payment obligations remain outstanding), IV, V, VI, 7.3, XVIII, IX, X, XI and XII shall survive such termination and provided further, that any termination hereof shall not preclude any Party hereto from recovering any legal or equitable damages or relief to which it is entitled, including any damages incurred during the Transfer period described in Section 8.1 below.

SECTION VIII.

TRANSFER OF DEPOSITOR ACCOUNTS

8.1 Transfer of Deposits.  Upon the date of termination or expiration of this Agreement as provided in Section 7.1 or 7.2 of this Agreement, Bank shall, at Higher One’s cost and expense, transfer the Depositor Accounts to an institution designated by Higher One (the “Transfer”), subject to the requirements of Applicable Law, the Depositor Agreement and any other applicable requirements.  Any required approvals shall be obtained as soon as practicable following the date notice of termination is given; provided, however, notwithstanding anything in this Agreement to the contrary, the Parties shall continue to maintain the Depositor Accounts and perform related obligations pursuant to the terms provided in this Agreement until any necessary approvals have been obtained.  As part of the Transfer, Bank shall, to the extent permitted or considered necessary or appropriate and at Higher One’s cost and expense, transfer any BINs, routing numbers and other related identifiers used in connection with the Depositor Accounts, and deliver any and all applicable information, account opening contracts and the like.  The Parties shall cooperate with each other on the issuance of necessary notices to Depositors (at Higher One’s cost and expense) and on all other matters necessary or appropriate to a legal and efficient Transfer.  Bank shall use commercially reasonable efforts to assist with the Transfer.  Until the Transfer is complete, Bank shall continue to provide all services under this Agreement if requested to do so by Higher One upon the terms and conditions set forth in this Agreement, unless otherwise directed by a Regulatory Authority.

8.2 Closing Deliveries and Documents.  Upon the consummation of the Transfer, the Parties shall deliver to each other such documents as are typical for such a transfer, including contracts and officer’s certificates.  Appropriate adjustments for returned and uncollected items shall be made, as appropriate, on a post-closing basis.

8.3 Certain Transfer Matters.  Upon the Transfer, Higher One or its designee shall be responsible for completing Forms 1099 and other tax reporting forms, if applicable, for Depositors who were set up in connection with the Depositor Program, and other similar customer-related matters.

SECTION IX.

INSURANCE

9.1 General Liability Coverage.  Higher One shall, at its sole expense, obtain and maintain throughout the Term, policies of commercial general liability insurance which may include excess umbrella insurance, including contractual liability, having such terms and such limits as are reasonably required by Bank from time to time, but in any event an aggregate limit of not less than Ten Million Dollars ($10,000,000), and a per occurrence limit of not less than Ten Million Dollars ($10,000,000).

9.2 Policy Requirements.  Each insurance policy required of Higher One shall (i) name Bank as an additional insured, (ii) by its terms, be considered primary and non-contributory with respect to any other insurance carried by Bank, and (iii) be issued by an insurer having an A.M. Best’s Key Rating Guide rating of A-IX or better.  All insurance limits required hereunder may be met through a combination of primary and umbrella/excess policies.  Higher One agrees to give Bank thirty (30) days’ prior written notice that such policy has been canceled or materially changed.

9.3 No Limitation of Liability.  Neither the issuance of any insurance policy required hereunder, nor the minimum levels of insurance coverage required herein, shall serve to limit any liability otherwise accruing to Higher One hereunder or in connection with the Depositor Program.

SECTION X.

INDEMNIFICATION

10.1 Indemnification by Bank.  Bank shall indemnify and defend Higher One and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct losses or expenses arising from any legal action, claim, demand, or proceedings brought against any of them as a result of (a) any act of gross negligence, willful misconduct, or intentional tort on the part of Bank or its agents, officers, or employees; (b) any material breach by Bank of this Agreement; or (c) the authorized access and use by Higher One of any Marks of Bank in accordance with this Agreement; provided, however, Bank shall not be liable for any loss, claim, damage, or liability with respect to which Higher One is obligated to indemnify Bank pursuant to Section 10.2.

10.2 Indemnification by Higher One.  Higher One shall indemnify and defend Bank and its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees, and permitted assigns, against any direct losses or expenses, arising from any legal action, claim, demand, or proceedings brought against any of them as a result of (a) any act of gross negligence, willful misconduct, or intentional tort on the part of Higher One or Third Party Service Providers, or their representatives, agents, officers, or employees; (b) any material breach by Higher One of this Agreement; (c) the authorized access and use by Bank of any Marks owned by Higher One, or  software, systems or any other intellectual property used or provided by Higher One in connection with this Agreement; or (d) except to the extent caused by Bank's failure to comply with this Agreement, the Depositor Program.

10.3 Indemnification Procedure.  If either Party (the “Indemnified Party”) becomes aware of any matter which may give rise to a claim for indemnification (“Indemnification Claim”) against the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party will have the right to assume the defense of the third-party claim with counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the indemnification claim that the Indemnifying Party will indemnify the Indemnified Party in accordance with this Section, and (ii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently.  The Indemnified Party also may retain its own separate co-counsel at its sole cost and expense and participate in the defense of the claim.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party (i) if such settlement involves any form of relief other than the payment of money or any finding or admission of any violation of any law, regulation or order or any of the rights of any person or has any adverse effect on any other indemnification claims that have been or may be made against the Indemnified Party or (ii) if such settlement involves only the payment of money, unless it includes an unconditional release of such Indemnified Party of all liability on claims that are the subject of such proceeding.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment.  The Indemnified Party may assume control of the defense of any claim if (A) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend or provide indemnification with respect to such claim, (B) the Indemnified Party determines in good faith that there is a reasonable likelihood that an indemnification claim would materially and adversely affect it or any other indemnitees other than as a result of monetary damages that would be fully reimbursed by an Indemnifying Party under this Agreement, or (C) the Indemnifying Party refuses or fails to timely assume the defense of such indemnification claim.

SECTION XI.
LIMITATION OF LIABILITY

11.1 THE AGGREGATE CUMULATIVE LIABILITY OF BANK WITH RESPECT TO HIGHER ONE FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT WITH RESPECT TO CLAIMS RELATING TO EVENTS DURING THE TERM OF THIS AGREEMENT SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED ONE MILLION DOLLARS ($1,000,000).

THE AGGREGATE CUMULATIVE LIABILITY OF HIGHER ONE WITH RESPECT TO BANK FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT WITH RESPECT TO CLAIMS RELATING TO EVENTS DURING THE TERM OF THIS AGREEMENT SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED THE HIGHER OF:  (A) ONE MILLION DOLLARS ($1,000,000), AND (B) THE AMOUNT OF THE EARLY TERMINATION FEE THAT WOULD HAVE BEEN PAYABLE BY HIGHER ONE IF HIGHER ONE HAD TERMINATED FOR CONVENIENCE ON THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

11.2 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION, OR LOST DATA) HOWEVER CAUSED AND, WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  NOTWITHSTANDING THE FOREGOING, THE COST OF REPLACING DEPOSITS FOR THE REMAINDER OF THE TERM SHALL BE CONSIDERED A DIRECT LOSS OF THE BANK FOR THE PURPOSES OF THIS AGREEMENT AND NOT EXCLUDED BY THIS SECTION 11.2, AND THE PARTIES AGREE THAT THE LIMITATION OF LIABILITY IN THIS SECTION 11.2 SHALL NOT APPLY TO ANY EARLY TERMINATION FEE (OR ANY PORTION THEREOF) THAT MAY BECOME DUE AND PAYABLE BY HIGHER ONE UNDER THIS AGREEMENT.

11.3 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS ARTICLE 11, INCLUDING, WITHOUT LIMITATION, THE MONETARY LIMITATION SET FORTH ABOVE, SHALL NOT APPLY TO ANY CLAIMS ARISING OR RESULTING FROM (A) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION VI; (B) INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE X; OR (C) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION XII.

MISCELLANEOUS PROVISIONS

12.1 Cooperation and Access.  The Parties shall reasonably cooperate in order to effect the transaction contemplated herein.  The Parties hereby agree to provide the other with full and complete access to their respective operations to the extent relating to the transactions contemplated herein and all matters related thereto.

12.2 Arbitration.  Any dispute arising under this Agreement shall be referred to and resolved by arbitration in the State of New York in accordance with the rules of the American Arbitration Association, by a panel of three arbitrators, one of whom shall be selected by Higher One, one of whom shall be selected by Bank, and the third of whom shall be selected by the arbitrators selected by Higher One and Bank.  A determination made in accordance with such rules shall be delivered in writing to the Parties hereto and shall be final and binding and conclusive upon them.  Each Party shall pay its own legal, accounting, and other fees and expenses in connection with such an arbitration; provided, however, that the arbitrators may award arbitration costs, including legal, auditing, and other fees and expenses to the prevailing party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.

12.3 Relationship of Parties.  Each Party and all of its respective agents and employees shall be considered independent contractors of the other Party, and the Parties shall take such action as may be reasonably necessary to ensure such treatment.  Bank shall at no time have any right or interest in the agreement(s) between Higher One and the Universities and shall have no rights with respect to Higher One customers except those rights which derive from the Depositor Agreements or from other contracts or relationships having no relation to the Depositor Program.

12.4 Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants, or undertakings, other than those expressly set forth herein, and replaces in its entirety the Letter of Intent, dated September 30th, 2011, between Higher One and Bank.  Higher One and Bank may enter into additional agreement for other products through separate agreements or amendments hereto.

12.5 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  This Agreement shall not be assigned by either Party, other than to an affiliate, without the prior written consent of the other Party; and provided that any actions required or permitted to be taken herein by a Party may be taken by an affiliate of such Party, provided further that such substitution does not have a material adverse affect on the attendant benefits to the other Party.  For the purposes of this Agreement, “affiliate” is a person who is controlled by or is under the common control of a Party, “control” being presumptively shown by a majority ownership and/or voting interest.

12.6 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

12.7 Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.  Any term, provision, or condition of this Agreement (other than that required by law) may be waived in writing at any time by the Party which is entitled to the benefits thereof.

12.8 Force Majeure.  Neither Party shall be deemed to be in default hereunder or liable for any losses arising out of the failure, delay or interruption of its performance of obligations under this Agreement due to any act of God, act of terrorism, act of public enemy, war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond that Party’s reasonable control.

12.9 Interpretation.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

12.10 Notice.  Any notice to be given hereunder to the other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (c) sent by facsimile or email, as follows:

If to Higher One:	Higher One, Inc.
25 Science Park
New Haven, CT 06511
Attn: President
Email: contracts@higherone.com
Fax: 203-776-7796

If to Bank:	Urban Trust Bank
Corporate Offices
400 Colonial Center Parkway - Suite 150
Lake Mary, FL 32746
Attn: Mike Farrell
Email: mfarrell@urbantrustbank.com

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the facsimile or email is sent if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.  Notwithstanding the foregoing, each Party shall provide the other Party with a pre-notification of its intent to provide a notice hereunder, including, but not limited to, a notice of termination, two (2) business days prior to the notice so that the Parties can use reasonable efforts to coordinate any necessary public disclosure of information.

12.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

END OF PAGE – NEXT PAGE IS SIGNATURE PAGE

In witness whereof, the Parties have executed this Agreement as of the date first written above.

URBAN TRUST BANK, A FEDERAL SAVINGS BANK

By:	/s/ Larry D. Flowers
Its:	Chief Executive Officer

HIGHER ONE, INC.

By:	/s/ Mark Volchek
Its:	Chief Financial Officer

SCHEDULE 2.3(j)

Vendor List

The Bancorp Bank
Fiserv Solutions, Inc.
MasterCard International Incorporated
Terramark North America, Inc. and Neospire, Inc.
Deluxe Corporation
Shoreline Business Solutions
Teletech Holdings, Inc.
Online Resources Corporation
FIS EFunds (chexsystems)
RightNow Technologies
Lexis Nexis

[***]

 ***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

SCHEDULE 3.2

[***]

 ***Note: Confidential treatment has been requested with respect to the information contained within the
       [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.